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                                                                      EXHIBIT 12

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

              COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

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
                                                                       SIX
                                                                     MONTHS
                                                                      ENDED
                                                                    JUNE 30,
                                                                    ----------
                                                                    1996  1995
                                                                    ----  ----
Income from continuing operations.................................. $317  $257
Add:
  Interest.........................................................  216   215
  Portion of rentals representative of interest factor.............   30    29
  Preferred stock dividend requirements of majority-owned
   subsidiaries....................................................   10    11
  Income tax expense and other taxes on income.....................  175   185
  Amortization of interest capitalized applicable to nonutility
   companies.......................................................    3     2
  Interest capitalized applicable to utility companies.............   --     1
  Undistributed earnings of affiliated companies in which less than
   a 50% voting interest is owned..................................   (1)   (8)
                                                                    ----  ----
    Earnings as defined............................................ $750  $692
                                                                    ====  ====
Interest........................................................... $216  $215
Interest capitalized...............................................   11     3
Portion of rentals representative of interest factor...............   30    29
Preferred stock dividend requirements of majority-owned
 subsidiaries on a pretax basis....................................   16    20
                                                                    ----  ----
    Fixed charges as defined....................................... $273  $267
                                                                    ====  ====
Ratio of earnings to fixed charges................................. 2.75  2.59
                                                                    ====  ====
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